    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 2, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                         RELIANT ENERGY RESOURCES CORP.

             (Exact name of registrant as specified in its charter)

            DELAWARE                           4911                  76-0511406
  (State or other jurisdiction     (Primary Standard Industrial   (I.R.S. Employer
of incorporation or organization)  Classification Code Number)   Identification No.)

                 1111 LOUISIANA                                         HUGH RICE KELLY
              HOUSTON, TEXAS 77002                         EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL
                 (713) 207-3000                                     AND CORPORATE SECRETARY
  (Address, including zip code, and telephone                           1111 LOUISIANA
  number, including area code, of registrant's                       HOUSTON, TEXAS 77002
          principal executive offices)                                  (713) 207-3000
                                                              (Name, address, including zip code,
                                                          and telephone number, including area code,
                                                                     of agent for service)

                            ------------------------

                                   COPIES TO:

         TIMOTHY S. TAYLOR                          STEVEN R. LOESHELLE
         BAKER BOTTS L.L.P.                         DEWEY BALLANTINE LLP
   910 LOUISIANA, ONE SHELL PLAZA               1301 AVENUE OF THE AMERICAS
     HOUSTON, TEXAS 77002-4995                 NEW YORK, NEW YORK 10019-6092
           (713) 229-1234                              (212) 259-8000

                            ------------------------

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this registration statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED             PROPOSED
                  TITLE OF                          AMOUNT          MAXIMUM OFFERING          MAXIMUM
          EACH CLASS OF SECURITIES                   TO BE                PRICE              AGGREGATE            AMOUNT OF
              TO BE REGISTERED                    REGISTERED           PER UNIT(1)       OFFERING PRICE(1)   REGISTRATION FEE(1)
8.125% Notes due 2005, Series B.............     $325,000,000             100%             $325,000,000            $85,800

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2). For purposes of this calculation, the Offering Price per Series B Note was assumed to be the stated principal amount of each Series A Note that may be received by the Registrant in the exchange transaction in which the Series B Notes will be offered.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                  $325,000,000

                         RELIANT ENERGY RESOURCES CORP.

                               OFFER TO EXCHANGE
                        8.125% NOTES DUE 2005, SERIES B
                              FOR ALL OUTSTANDING
                        8.125% NOTES DUE 2005, SERIES A

RELIANT ENERGY RESOURCES CORP.

    - We are a wholly owned subsidiary of Reliant Energy, Incorporated. We conduct our operations primarily in the natural gas industry. Our operations include gathering, transmission, storage and distribution services. We also market natural gas and electricity.

    - Reliant Energy Resources Corp.
      1111 Louisiana
      Houston, Texas 77002
      (713) 207-3000

THE EXCHANGE OFFER

    - The exchange offer will expire at 5:00 p.m., New York City time,         ,
      2000, unless extended.

    - The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered.

    - We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that we have registered under the Securities Act of 1933.

    - You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

    - The exchange of old notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

THE NEW NOTES

    - The new notes will be freely tradeable and will have substantially identical terms to the old notes.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

About This Prospectus.......................................    3

Where You Can Find More Information.........................    4

Cautionary Statement Regarding Forward-Looking
  Information...............................................    5

Summary.....................................................    6

Private Placement...........................................   11

Use of Proceeds.............................................   11

Selected Financial Information..............................   12

Ratio of Earnings to Fixed Charges..........................   13

Reliant Energy Resources Corp...............................   14

The Exchange Offer..........................................   15

Description of the Notes....................................   24

Registration Rights.........................................   37

Book-Entry; Delivery and Form...............................   38

Federal Income Tax Consequences.............................   40

Plan of Distribution........................................   41

Transfer Restrictions on the Old Notes......................   42

Legal Matters...............................................   42

Experts.....................................................   42

Unaudited Pro Forma Condensed Consolidated Financial
  Statements................................................  F-1

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement we have filed with the SEC. We are submitting this prospectus to holders of old notes so that they can consider exchanging the old notes for new notes. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not making an offer to exchange and issue the new notes in any jurisdiction where the offer or exchange is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain further information regarding the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at HTTP://WWW.SEC.GOV. In addition, you may inspect our reports at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC. This means we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or information we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC, and our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the new notes is completed:

    - our Annual Report on Form 10-K for the fiscal year ended December 31, 1999,

    - our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000,

    - our Current Report on Form 8-K dated July 27, 2000, and

    - our Current Report on Form 8-K dated October 25, 2000.

    This prospectus is part of a registration statement we have filed with the SEC relating to the new notes. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us and the new notes. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its Internet site.

    You may also obtain a copy of our filings with the SEC at no cost, by writing to or telephoning us at the following address:

                         Reliant Energy Resources Corp.
                                 P.O. Box 2805
                           Houston, Texas 77252-2805
                                Attn: Treasurer
                                 (800) 231-6406

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

    This prospectus, including the information we incorporate by reference, contains statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify our forward-looking statements by the words "anticipate," "estimate," "expect," "forecast," "goal," "objective," "projection" or other similar words.

    We have based our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

    The following list identifies some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

    - approval and implementation of Reliant Energy's business separation plan,

    - the effects of competition,

    - national or regional economic conditions,

    - industrial, commercial and residential growth in our service territories,

    - state and federal legislative and regulatory developments, including changes in environmental and other laws and regulations to which we are subject,

    - weather variations and other natural phenomena,

    - the timing and extent of changes in commodity prices and interest rates,

    - the results of financing efforts,

    - risks incidental to our foreign operations, including the effects of fluctuations in foreign currency exchange rates, and

    - other factors we discuss in this prospectus and our filings with the SEC.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS TO HELP YOU UNDERSTAND THE TERMS OF THIS EXCHANGE OFFER AND THE NEW NOTES. IT LIKELY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU OR THAT YOU SHOULD CONSIDER IN MAKING A DECISION TO EXCHANGE OLD NOTES FOR NEW NOTES. TO UNDERSTAND ALL OF THE TERMS OF THIS EXCHANGE OFFER AND THE NEW NOTES AND TO ATTAIN A MORE COMPLETE UNDERSTANDING OF OUR BUSINESS AND FINANCIAL SITUATION, YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS AND THE INFORMATION WE HAVE INCORPORATED BY REFERENCE HEREIN.

    IN THIS PROSPECTUS, WE REFER TO RELIANT ENERGY RESOURCES CORP. AND ITS SUBSIDIARIES AS "WE," "US" OR "RESOURCES CORP.," AND TO RELIANT ENERGY, INCORPORATED AS "RELIANT ENERGY," UNLESS THE CONTEXT CLEARLY INDICATES OTHERWISE. WE REFER TO OUR 8.125% NOTES DUE 2005, SERIES A AS THE "OLD NOTES," AND TO OUR 8.125% NOTES DUE 2005, SERIES B OFFERED HEREBY AS THE "NEW NOTES." WE COLLECTIVELY REFER TO THE OLD NOTES AND THE NEW NOTES AS THE "NOTES."

                         RELIANT ENERGY RESOURCES CORP.

    We are a wholly owned subsidiary of Reliant Energy. We conduct our operations primarily in the natural gas industry. Our operations include gathering, transmission, storage and distribution services. We also market natural gas and electricity.

    Our principal executive offices are located at 1111 Louisiana, Houston, Texas 77002, and our telephone number at that address is (713) 207-3000.

                         SUMMARY OF THE EXCHANGE OFFER

    On July 6, 2000, we completed a private offering of the old notes. We received proceeds, after deducting the discount to the initial purchasers, of $322,364,250 from the sale of the old notes.

    In connection with the offering of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver to you this prospectus and to use our reasonable best efforts to complete the exchange offer for the old notes by February 1, 2001. In the exchange offer, you are entitled to exchange your old notes for new notes, with substantially identical terms, that are registered with the SEC. You should read the discussion under the headings "--The New Notes" beginning on page 9 and "Description of the Notes" beginning on page 24 for further information about the new notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights for your old notes.

    We have summarized the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 15 for further information about the exchange offer and resale of the new notes.

THE EXCHANGE OFFER...........................  We are offering to exchange up to
                                               $325,000,000 principal amount of the new
                                               notes for up to $325,000,000 principal amount
                                               of the old notes. Old notes may only be
                                               exchanged in $1,000 increments.

                                               The terms of the new notes are identical in
                                               all material respects to those of the old
                                               notes except the new notes will not be
                                               subject to transfer restrictions and holders
                                               of new notes will have no registration
                                               rights. Also, the new notes will not contain
                                               provisions for an increase in their stated
                                               interest rate.

                                               Old notes that are not tendered for exchange
                                               will continue to be subject to transfer
                                               restrictions and will not have registration
                                               rights. Therefore, the market for secondary
                                               resales of old notes that are not tendered
                                               for exchange is likely to be minimal.

EXPIRATION DATE..............................  The exchange offer will expire at 5:00 p.m.,
                                               New York City time, on            , 2000, or
                                               such later date and time to which we may
                                               extend it. Please read "The Exchange
                                               Offer--Extensions, Delay in Acceptance,
                                               Termination or Amendment" on page 16 for more
                                               information about an extension of the
                                               expiration date.

WITHDRAWAL OF TENDERS........................  You may withdraw your tender of old notes at any time prior to the expiration date. We
                                               will return to you, without charge, promptly
                                               after the expiration or termination of the
                                               exchange offer any old notes that you
                                               tendered but that were not accepted for
                                               exchange.

CONDITIONS TO THE EXCHANGE OFFER.............  We will not be required to accept old notes for exchange:

                                               -  if the exchange offer would be unlawful or
                                                  would violate any interpretation of the
                                                  staff of the SEC, or

                                               -  if any legal action has been instituted or
                                                  threatened that would impair our ability
                                                  to proceed with the exchange offer.

                                               The exchange offer is not conditioned upon
                                               any minimum aggregate principal amount of old
                                               notes being tendered. Please read "The
                                               Exchange Offer--Conditions to the Exchange
                                               Offer" on page 17 for more information about
                                               the conditions to the exchange offer.

PROCEDURES FOR TENDERING OLD NOTES...........  If your old notes are held through The
                                               Depositary Trust Company, or "DTC," and you
                                               wish to participate in the exchange offer,
                                               you may do so through DTC's automated tender
                                               offer program. If you tender under this
                                               program, you will agree to be bound by the
                                               letter of transmittal that we are providing
                                               with this prospectus as though you had signed
                                               the letter of transmittal. By signing or
                                               agreeing to be bound by the letter of
                                               transmittal, you will represent to us that,
                                               among other things:

                                               -  any new notes that you receive will be
                                                  acquired in the ordinary course of your
                                                  business,

                                               -  you have no arrangement or understanding
                                                  with any person to participate in the
                                                  distribution of the old notes or the new
                                                  notes,

                                               -  you are not our "affiliate," as defined in
                                                  Rule 405 of the Securities Act, or, if you
                                                  are our affiliate, you will comply with
                                                  any applicable registration and prospectus
                                                  delivery requirements of the Securities
                                                  Act,

                                               -  if you are not a broker-dealer, you are
                                               not engaged in and do not intend to engage in
                                                  the distribution of the new notes, and

                                               -  if you are a broker-dealer that will
                                               receive new notes for your own account in
                                                  exchange for old notes that you acquired
                                                  as a result of market-making activities or
                                                  other trading activities, you will deliver
                                                  a prospectus in connection with any resale
                                                  of such new notes.

SPECIAL PROCEDURES FOR BENEFICIAL OWNERS.....  If you own a beneficial interest in old notes that are registered in the name of a broker,
                                               dealer, commercial bank, trust company or
                                               other nominee and you wish to tender the old
                                               notes in the exchange offer, please contact
                                               the registered holder as soon as possible and
                                               instruct the registered holder to tender on
                                               your behalf and to comply with our
                                               instructions described in this prospectus.

GUARANTEED DELIVERY PROCEDURES...............  You must tender your old notes according to the guaranteed delivery procedures described
                                               in "The Exchange Offer--Guaranteed Delivery
                                               Procedures" on page 21 if any of the
                                               following apply:

                                               -  you wish to tender your old notes but they
                                                  are not immediately available,

                                               -  you cannot deliver your old notes, the
                                               letter of transmittal or any other required
                                                  documents to the exchange agent prior to
                                                  the expiration date, or

                                               -  you cannot comply with the applicable
                                                  procedures under DTC's automated tender
                                                  offer program prior to the expiration
                                                  date.

U.S. FEDERAL INCOME TAX CONSIDERATIONS.......  The exchange of old notes for new notes in the exchange offer will not be a taxable
                                               event for U.S. federal income tax purposes.
                                               Please read "Federal Income Tax Consequences"
                                               on page 40.

USE OF PROCEEDS..............................  We will not receive any cash proceeds from the issuance of new notes in the exchange
                                               offer.

REGISTRATION RIGHTS..........................  If we fail to complete the exchange offer as required by the registration rights
                                               agreement, we may be obligated to pay
                                               additional interest to holders of old notes.
                                               Please read "Registration Rights" beginning
                                               on page 37 for more information regarding
                                               your rights as a holder of old notes.

                               THE EXCHANGE AGENT

    We have appointed The Chase Manhattan Bank (formerly Chase Bank of Texas, National Association) as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC's automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

                            THE CHASE MANHATTAN BANK

                              BY HAND OR COURIER:

                            The Chase Manhattan Bank
                          2001 Bryan Street, 9th Floor
                        Registered Bond Processing Dept.
                              Dallas, Texas 75201

              BY MAIL (REGISTERED OR CERTIFIED MAIL RECOMMENDED):

                            The Chase Manhattan Bank
                                 P.O. Box 2320
                     Attn: Registered Bond Processing Dept.
                            Dallas, Texas 75221-2320

            BY FACSIMILE TRANSMISSION (ELIGIBLE INSTITUTIONS ONLY):

                                 (214) 468-6494
                            Attention:  Frank Ivins

                             CONFIRM BY TELEPHONE:
                          (214) 468-6464 (Frank Ivins)

                                 THE NEW NOTES

    The new notes will be freely tradeable and otherwise substantially identical to the old notes. The new notes will not have registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the old notes and the new notes will be governed by the same indenture. The old notes and the new notes will vote together as a single separate class under the indenture.

NOTES OFFERED................................  $325 million principal amount of 8.125% Notes due 2005, Series B.

INTEREST RATE................................  8.125% per annum.

MATURITY DATE................................  July 15, 2005.

INTEREST PAYMENT DATES.......................  January 15 and July 15 of each year, commencing January 15, 2001.
OPTIONAL REDEMPTION..........................  At any time upon at least 30 days' notice, we may redeem some or all of the notes in
                                               principal amounts of $1,000 or any integral
                                               multiple thereof. We will pay a redemption
                                               price equal to the principal amount of new
                                               notes we redeem plus a make-whole premium, if
                                               any, which is described under the heading
                                               "Description of the Notes--Optional
                                               Redemption" beginning on page 25. We will
                                               also pay accrued interest to, but excluding,
                                               the redemption date.
RANKING......................................  The new notes will:
                                               -  be unsecured,
                                               -  rank equally with all of our other
                                               unsecured and unsubordinated indebtedness,
                                                  including the old notes, and
                                               -  effectively rank below all of the
                                               liabilities of our subsidiaries.
RESTRICTIVE COVENANTS........................  We will issue the new notes under an indenture containing restrictive covenants
                                               for your benefit. These covenants, which will
                                               terminate as described under "Description of
                                               the Notes--Restrictive Covenants" beginning
                                               on page 26 initially restrict our ability,
                                               with some exceptions, to:
                                               -  incur debt secured by liens, and
                                               -  engage in sale/leaseback transactions.
ABSENCE OF PUBLIC MARKETS FOR THE NOTES......  There is no existing market for the new notes. We cannot provide any assurance about:
                                               -  the liquidity of any markets that may
                                                  develop for the new notes,
                                               -  your ability to sell the new notes, and
                                               -  the prices at which you will be able to
                                               sell the new notes.
                                               Future trading prices of the new notes will
                                               depend on many factors, including:
                                               -  prevailing interest rates,
                                               -  our operating results,
                                               -  the ratings of the new notes, and
                                               -  the market for similar securities.
                                               The initial purchasers of the old notes have
                                               advised us that they currently intend to make
                                               a market in the new notes we issue in the
                                               exchange offer. Those initial purchasers do
                                               not, however, have any obligation to do so,
                                               and they may discontinue any market-making
                                               activities at any time without any notice. In
                                               addition, we do not intend to apply for
                                               listing of the new notes on any securities
                                               exchange or for quotation of the new notes in
                                               any automated dealer quotation system.

                               PRIVATE PLACEMENT

    We issued $325 million principal amount of the old notes on July 6, 2000 to the initial purchasers of those notes and received proceeds, after deducting the discount to the initial purchasers, equal to 99.189% of the principal amount. We issued the old notes to the initial purchasers in a transaction exempt from or not subject to registration under the Securities Act. The initial purchasers then offered and resold the old notes to qualified institutional buyers, institutional accredited investors or non-U.S. persons in compliance with Regulation S under the Securities Act initially at the price of 99.789% of the principal amount.

    We received aggregate net proceeds, before expenses, of approximately $322.4 million from the sale of the old notes. We used those proceeds for general corporate purposes, including the repayment or refinancing of our debt including $200 million of our unsubordinated 7 1/2% Notes due 2000 that matured on August 1, 2000.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive in exchange a like principal amount of old notes. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

                         SELECTED FINANCIAL INFORMATION

    The following table sets forth selected financial and operating data for the years ended December 31, 1999, 1998, 1996 and 1995, for the five months ended December 31, 1997, for the seven months ended July 31, 1997, on an unaudited basis for the six months ended June 30, 2000 and 1999 and on an unaudited pro forma basis for the six months ended June 30, 2000 and the year ended
December 31, 1999. The unaudited pro forma financial and operating data have been prepared to describe the effects of the proposed transfer of a portion of our unregulated businesses to subsidiaries of Reliant Energy. This summary is qualified in its entirety by the detailed information and financial statements included in the documents we have incorporated into this prospectus by reference and our unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. Please read "Where You Can Find More Information."

                                                                       PRO FORMA                    PRO FORMA
                                                                       ----------                  ------------
                                             SIX MONTHS   SIX MONTHS   SIX MONTHS       YEAR           YEAR
                                               ENDED        ENDED        ENDED         ENDED          ENDED
                                              JUNE 30,     JUNE 30,     JUNE 30,    DECEMBER 31,   DECEMBER 31,
                                                2000         1999         2000          1999           1999
                                             ----------   ----------   ----------   ------------   ------------
                                                                   (THOUSANDS OF DOLLARS)
Operating Revenues.........................  $7,109,064   $4,258,954   $2,053,493   $10,543,545     $3,195,830
Operating Expenses.........................   6,946,429    4,063,828    1,889,165    10,245,862      2,919,606
Operating Income...........................     162,635      195,126      164,328       297,683        276,224
Interest Expense, net......................      61,157       59,853       50,564       119,492        110,469
Distributions on Trust Preferred
  Securities...............................          15          197           15           357            357
Other (Income)/Expense, net................      13,128       (6,758)      (7,004)      (11,138)        (4,033)
Income Tax Expense.........................      46,696       64,905       54,124        88,771         79,823
                                             ----------   ----------   ----------   -----------     ----------
  Net Income...............................  $   41,639   $   76,929   $   66,629   $   100,201     $   89,608
                                             ==========   ==========   ==========   ===========     ==========

                                                YEAR       FIVE MONTHS    SEVEN MONTHS       YEAR           YEAR
                                               ENDED          ENDED          ENDED          ENDED          ENDED
                                            DECEMBER 31,   DECEMBER 31,     JULY 31,     DECEMBER 31,   DECEMBER 31,
                                                1998           1997           1997           1996           1995
                                            ------------   ------------   ------------   ------------   ------------
                                                                     (THOUSANDS OF DOLLARS)
Operating Revenues........................   $6,758,412     $2,526,182     $3,313,591     $4,788,462     $2,964,679
Operating Expenses........................    6,448,107      2,434,282      3,141,295      4,473,996      2,677,374
Operating Income Before Merger Transaction
  Costs...................................      310,305         91,900        172,296        314,466        287,305
Merger Transaction Costs..................                       1,144         17,256
Operating Income..........................      310,305         90,756        155,040        314,466        287,305
Interest Expense, net.....................      111,337         47,490         78,660        132,557        157,959
Distributions on Trust Preferred
  Securities..............................          632            279          6,317          5,842
Other (Income)/Expense, net...............       (7,318)        (2,243)        (7,210)        14,577          8,438
Income Tax Expense........................      111,830         24,383         31,398         66,352         55,379
Extraordinary (Gain) Loss.................                                       (237)         4,280             52
Preferred Dividends.......................                                                     3,597          7,800
                                             ----------     ----------     ----------     ----------     ----------
  Net Income Available to Common Stock....   $   93,824     $   20,847     $   46,112     $   87,261     $   57,677
                                             ==========     ==========     ==========     ==========     ==========

                                                               AS OF JUNE 30, 2000
                                                              ----------------------
                                                                             AS
                                                               ACTUAL    ADJUSTED(1)
                                                              --------   -----------
                                                              (AMOUNTS IN MILLIONS)
CAPITALIZATION AND SHORT-TERM BORROWINGS
  Short-term Borrowings.....................................  $  566.7     $  444.3
  Long-term Debt:
      Unsubordinated Long-Term Debt (including current
        maturities).........................................   1,346.3      1,469.4
      Convertible Subordinated Debentures...................      93.1         93.1
                                                              --------     --------
        Total Debt..........................................   2,006.1      2,006.8
    Resources Corp. Obligated Mandatorily Redeemable
      Convertible Preferred Securities of Subsidiary Trust
      Holding Solely Junior Subordinated Debentures of
      Resources Corp........................................        .6           .6
  Stockholder's Equity......................................   2,719.2      2,719.2
                                                              --------     --------
    Total Capitalization and Short-term Borrowings..........  $4,725.9     $4,726.6
                                                              ========     ========

------------------------

(1) Adjustments have been made to reflect (a) $322.4 million received from the issuance of $325 million aggregate principal amount of old notes pursuant to their original offering and the intended use of such proceeds, and (b) the retirement on August 1, 2000 of unsubordinated long-term debt aggregating $200 million. Adjustments have not been made to reflect (a) changes in short-term borrowings after June 30, 2000 and (b) any increase in debt obligations, any retirements, conversions, redemptions or purchases of any other securities or debt obligations or any premiums paid in connection therewith after June 30, 2000, other than those in connection with the matters specifically mentioned above.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratios of earnings from continuing operations to fixed charges for each of the periods indicated:

                                                               SIX
                                                             MONTHS
                                                              ENDED
                                                            JUNE 30,                       YEAR ENDED DECEMBER 31,
                                                       -------------------   ----------------------------------------------------
                                                         2000       1999       1999       1998       1997       1996       1995
                                                       --------   --------   --------   --------   --------   --------   --------
Ratio of earnings from continuing operations to fixed
  charges(1).........................................    2.33       3.20       2.44       2.71       1.87       2.09       1.69

--------------------------

(1) We do not believe that the ratios for the six-month periods are necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of our business. The ratios were calculated pursuant to applicable rules of the SEC.

                         RELIANT ENERGY RESOURCES CORP.

    We are a wholly owned subsidiary of Reliant Energy. We conduct our operations primarily in the natural gas industry. Our operations include gathering, transmission, storage and distribution services. We also market natural gas and electricity. Our operations are currently organized into three operating units:

    - natural gas distribution,

    - interstate pipelines, and

    - wholesale energy trading, marketing and risk management.

    NATURAL GAS DISTRIBUTION. We conduct our natural gas distribution operations through three unincorporated divisions, Reliant Energy Arkla, Reliant Energy Entex and Reliant Energy Minnegasco. Our operations consist of intrastate natural gas sales to, and natural gas transportation for, residential, commercial and industrial customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. These operations are regulated as gas utility operations in the jurisdictions served by these divisions.

    INTERSTATE PIPELINES. We provide interstate gas transportation and related services through two wholly owned subsidiaries, Reliant Energy Gas Transmission Company, or "REGT," and Mississippi River Transmission Corporation, or "MRT." As of December 31, 1999, we owned and operated approximately 8,200 miles of transmission lines and six natural gas storage facilities located across the south-central United States. We store, transport and deliver natural gas on behalf of various shippers, primarily to utilities, industrial customers and third party pipeline interconnects. We also provide pipeline project management and facility operation services to affiliates and third parties.

    WHOLESALE ENERGY TRADING, MARKETING AND RISK MANAGEMENT. This operating unit markets natural gas and electric power and provides price risk management services to various energy sector customers. In addition, this operating unit provides natural gas gathering services and retail energy marketing services. We conduct our energy marketing and risk management services through a wholly owned subsidiary, Reliant Energy Services, Inc., or "RES." RES buys, sells and trades natural gas, electric power, crude oil and refined products, air emissions regulatory credits, coal and weather derivatives. In addition, RES offers physical and financial wholesale energy marketing and price risk management products and services to a variety of customers. These customers include natural gas distribution companies, electric utilities, municipalities, cooperatives, power generators, marketers, aggregators and large volume industrial customers. We conduct our natural gas gathering operations, including related liquids extraction and marketing activities, through a wholly owned subsidiary, Reliant Energy Field Services, Inc., or "RFS." As of December 31, 1999, RFS operated approximately 4,000 miles of gathering pipelines which collect natural gas from more than 200 separate systems located in major producing fields in Arkansas, Louisiana, Oklahoma and Texas. In addition, in October 1999, we formed Reliant Energy Trading & Marketing B.V., or "RETM," a Dutch corporation, in order to participate in the emerging European energy trading and marketing business.

    TRANSFER OF OUR WHOLESALE ENERGY TRADING, MARKETING AND RISK MANAGEMENT OPERATIONS TO RELIANT RESOURCES, INC. We expect that our wholesale energy trading, marketing and risk management operations, including RES and RETM, will be transferred to Reliant Resources, Inc., a wholly owned subsidiary of Reliant Energy, in the fourth quarter of 2000 or early in 2001. The transfer is contemplated by Reliant Energy's business separation plan filed earlier this year with the Texas Public Utility Commission. For more information, please refer to our Quarterly Report on Form 10-Q for the quarterly period ended
June 30, 2000 and to our Current Report on Form 8-K dated July 27, 2000. Please read "Where You Can Find More Information."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. In that agreement, we agreed to file a registration statement relating to an offer to exchange the old notes for the new notes. We also agreed to use our reasonable best efforts to complete the exchange offer for the old notes within 210 days after the issue date of the old notes. We are offering the new notes under this prospectus in an exchange offer for the old notes to satisfy our obligations under the registration rights agreement. We refer to our offer to exchange the new notes for the old notes as the "exchange offer."

RESALE OF NEW NOTES

    Based on interpretations of the SEC staff in no action letters issued to third parties, we believe that each new note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:

    - you are not our affiliate within the meaning of Rule 405 under the Securities Act,

    - you acquire such new notes in the ordinary course of your business, and

    - you do not intend to participate in the distribution of new notes.

    If you tender your old notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

    - cannot rely on such interpretations by the SEC staff, and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the new notes.

    Unless an exemption from registration is otherwise available, the resale by any securityholder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling securityholder's information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Only those broker-dealers that acquired old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where that broker-dealer acquired such old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read "Plan of Distribution" for more details regarding the transfer of new notes.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

    The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

    As of the date of this prospectus, $325 million principal amount of old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

    We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer:

    - will remain outstanding,

    - will continue to accrue interest, and

    - will be entitled to the rights and benefits that holders have under the indenture relating to the notes and the registration rights agreement.

    We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

    If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read "--Fees and Expenses" for more details about fees and expenses incurred in the exchange offer.

    We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

EXPIRATION DATE

    The exchange offer will expire at 5:00 p.m., New York City time, on , 2000, unless in our sole discretion we extend it.

EXTENSIONS, DELAY IN ACCEPTANCE, TERMINATION OR AMENDMENT

    We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance for exchange of any old notes by giving oral or written notice of the extension to their holders. During any such extensions, all old notes you have previously tendered will remain subject to the exchange offer for that series, and we may accept them for exchange.

    To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    If any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied with respect to the exchange offer, we reserve the right, in our sole discretion:

    - to delay accepting for exchange any old notes,

    - to extend the exchange offer, or

    - to terminate the exchange offer.

We will give oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

    Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

    Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

CONDITIONS TO THE EXCHANGE OFFER

    Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes for any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange, if in our reasonable judgment:

    - the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC, or

    - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with that exchange offer.

    In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

    - the representations described under "--Procedures for Tendering" and "Plan of Distribution," and

    - such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the new notes under the Securities Act.

    We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange in the exchange offer, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

    These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times.

    In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

  HOW TO TENDER GENERALLY

    Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender or (2) comply with the automated tender offer program procedures of The Depository Trust Company, or "DTC," described below.

    To complete a physical tender, a holder must:

    - complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal,

    - have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires,

    - mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date, and

    - deliver the old notes to the exchange agent prior to the expiration date or comply with the guaranteed delivery procedures described below.

    To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under "Summary--The Exchange Agent" prior to the expiration date.

    To complete a tender through DTC's automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message.

    The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

    THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

  HOW TO TENDER IF YOU ARE A BENEFICIAL OWNER

    If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

    - make appropriate arrangements to register ownership of the old notes in your name, or

    - obtain a properly completed bond power from the registered holder of your old notes.

    The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

  SIGNATURES AND SIGNATURE GUARANTEES

    You must have signatures on a letter of transmittal or a notice of withdrawal described below under "--Withdrawal of Tenders" guaranteed by an eligible institution unless the old notes are tendered:

    - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

    - for the account of an eligible institution.

An eligible institution is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

  WHEN ENDORSEMENTS OR BOND POWERS ARE NEEDED

    If a person other than the registered holder of any old notes signs the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder's name appears on the old notes. An eligible institution must guarantee that signature.

    If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

  TENDERING THROUGH DTC'S AUTOMATED TENDER OFFER PROGRAM

    The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

    An agent's message is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

    - DTC has received an express acknowledgment from a participant in DTC's automated tender offer program that is tendering old notes that are the subject of such book-entry confirmation,

    - the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and

    - we may enforce the agreement against such participant.

  DETERMINATIONS UNDER THE EXCHANGE OFFER

    We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which, in the opinion of our counsel, might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of the exchange offer as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

    Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

  WHEN WE WILL ISSUE NEW NOTES

    In all cases, we will issue new notes for old notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

    - old notes or a timely book-entry confirmation of transfer of such old notes into the exchange agent's account at DTC, and

    - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

  RETURN OF OLD NOTES NOT ACCEPTED OR EXCHANGED

    If we do not accept any tendered old notes for exchange for any reason described in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged old notes without expense to their tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

  YOUR REPRESENTATIONS TO US

    By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

    - any new notes you receive will be acquired in the ordinary course of your business,

    - you have no arrangement or understanding with any person to participate in the distribution of the old notes or the new notes within the meaning of the Securities Act,

    - you are not our affiliate, as defined in Rule 405 under the Securities Act or, if you are our affiliate, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act,

    - if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new notes, and

    - if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such new notes.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your old notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    If you wish to tender your old notes but they are not immediately available or if you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

    - the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution,

    - prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

       - stating your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered,

       - stating that the tender is being made thereby, and

       - guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent's message in lieu thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent,

    - the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent's message, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

    Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your old notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

    For a withdrawal to be effective:

    - the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under "Summary--The Exchange Agent," or

    - the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program.

    Any notice of withdrawal must:

    - specify the name of the person who tendered the old notes to be withdrawn,

    - identify the old notes to be withdrawn, including the registration number or numbers and the principal amount of such old notes,

    - be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal used to deposit those old notes or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer in the name of the person withdrawing the tender, and

    - specify the name in which such old notes are to be registered, if different from that of the person who tendered the old notes.

    If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

    We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

    Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

    We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

    - SEC registration fees for the new notes,

    - fees and expenses of the exchange agent and trustee,

    - accounting and legal fees,

    - printing costs, and

    - related fees and expenses.

TRANSFER TAXES

    If you tender your old notes for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of old notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

    - certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered,

    - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

    - a transfer tax is imposed for any reason other than the exchange of old notes for new notes in the exchange offer.

If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of new notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    If you do not exchange your old notes for new notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

    The tender of old notes in the exchange offer will reduce the outstanding principal amount of the old notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any old notes that you continue to hold.

ACCOUNTING TREATMENT

    We will amortize our expenses of the exchange offer over the term of the new notes under generally accepted accounting principles.

OTHER

    Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes, except as required by the registration rights agreement.

                            DESCRIPTION OF THE NOTES

    We will issue the new notes, and we issued the old notes, under an indenture, dated as of February 1, 1998, between us and The Chase Manhattan Bank (formerly Chase Bank of Texas, National Association), as trustee. We sometimes refer to the old notes and the new notes in this prospectus collectively as the "notes." The terms of the notes include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939.

    The following description is a summary of the material provisions of the notes and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture. For a complete description of the notes, you should refer to the indenture and the supplemental indenture establishing the terms of the notes, which we have filed with the SEC. Please read "Where You Can Find More Information."

    We may issue debt securities from time to time in one or more series under the indenture. There is no limitation on the amount of debt securities we may issue under the indenture. Our 6 1/2% Debentures due February 1, 2008
($300 million outstanding as of September 30, 2000), our 6 3/8% Term Enhanced ReMarketable Securities ($500 million outstanding as of September 30, 2000) and the old notes ($325 million outstanding as of September 30, 2000) are currently outstanding under the indenture.

    The old notes and the new notes will constitute a single series of debt securities under the indenture. If the exchange offer is consummated, holders of old notes who do not exchange their old notes for new notes will vote together with holders of the new notes for all relevant purposes under the indenture. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of the old notes and the new notes will vote together as a single series. All references in this prospectus to specified percentages in aggregate principal amount of the old notes means, at any time after the exchange offer is consummated, the percentages in aggregate principal amount of the old notes and the new notes collectively then outstanding.

    We have included cross-references in the summary below to refer you to the section numbers of the indenture we are describing.

RANKING OF THE NEW NOTES

    The new notes will:

    - be general unsecured obligations,

    - rank equally with all of our other unsecured and unsubordinated indebtedness, including the old notes, and

    - effectively rank below all of the liabilities of our subsidiaries.

    Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described under "--Defeasance and Covenant Defeasance."

PRINCIPAL, MATURITY AND INTEREST

    The notes will mature on July 15, 2005. The notes are initially limited to $325,000,000 aggregate principal amount. However, we may issue additional notes of this series from time to time, without the consent of the holders of the notes.

    Interest on the notes will:

    - accrue at the rate of 8.125% per year,

    - be payable semiannually in arrears on each January 15 and July 15,

    - be payable to the person in whose name the notes are registered at the close of business on the relevant January 1 and July 1 preceding the applicable interest payment date, which we refer to as "regular record dates,"

    - be computed on the basis of a 360-day year comprised of twelve 30-day months, and

    - be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, the maturity date or any redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity or redemption date.

OPTIONAL REDEMPTION

    We may redeem the notes, in whole or in part, at our option exercisable at any time from time to time upon not less than 30 and not more than 60 days' notice as provided in the indenture, on any date prior to their maturity at a redemption price equal to:

    - 100% of the principal amount of the notes redeemed, plus

    - accrued and unpaid interest thereon, if any, to, but excluding, the redemption date, plus

    - the make-whole premium described below, if any.

The redemption price will never be less than 100% of the principal amount of the relevant notes plus accrued and unpaid interest thereon, if any, to the redemption date.

    The amount of the make-whole premium with respect to any note to be redeemed will be equal to the excess, if any, of:

    (1) the sum of the present values, calculated as of the redemption date, of:

       - each interest payment that, but for such redemption, would have been payable on the note or portion thereof being redeemed on each interest payment date occurring after the redemption date (excluding any accrued and unpaid interest for the period prior to the redemption date), and

       - the principal amount that, but for such redemption, would have been payable at the final maturity of the note being redeemed, over

    (2) the principal amount of the note being redeemed.

    The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. These present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the comparable treasury yield (as defined below) plus 25 basis points.

    The make-whole premium will be calculated by an independent investment banking institution of national standing appointed by us. If we fail to appoint an independent investment banking institution at least 45 days prior to the redemption date, or if the independent investment banking institution we appoint is unwilling or unable to calculate the make-whole premium, the calculation will be made by Banc of America Securities LLC. If Banc of America Securities LLC is unwilling or unable to make the calculation, we will appoint an independent investment banking institution of national standing to make the calculation.

    For purposes of determining the make-whole premium, "comparable treasury yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Securities that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12th of a year. The comparable treasury yield will be determined as of the third business day immediately preceding the applicable redemption date.

    The weekly average yields of United States Treasury Securities will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release. If this statistical release sets forth a weekly average yield for United States Treasury Securities having a constant maturity that is the same as the remaining term calculated as set forth above, then the comparable treasury yield will be equal to such weekly average yield. In all other cases, the comparable treasury yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Securities that have a constant maturity closest to and greater than the remaining term and the United States Treasury Securities that have a constant maturity closest to and less than the remaining term (in each case as set forth in the H.15 statistical release or any successor release). Any weekly average yields calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Securities are not available in the H.15 statistical release or otherwise, then the comparable treasury yield will be calculated by interpolation of comparable rates selected by an independent investment banking institution selected in the manner described in the second preceding paragraph.

    If we redeem the notes in part, the trustee will select the notes for redemption on a pro rata basis, by lot or by such other method as the trustee in its sole discretion deems fair and appropriate. We will only redeem notes in multiples of $1,000 in original principal amount. If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued upon the cancellation of the original note.

SINKING FUND

    We are not obligated to make mandatory redemption or sinking fund payments with respect to the notes.

RESTRICTIVE COVENANTS

    The indenture does not limit the amount of indebtedness or other obligations that we may incur and does not contain provisions that would give holders of the notes the right to require us to repurchase their notes in the event of a change in control of us, or in the event we enter into one or more highly leveraged transactions, regardless of whether a rating decline results therefrom, or in the event we dispose of one or more of our business units, nor are any such events deemed to be events of default under the terms of the indenture.

    The indenture contains certain covenants for the benefit of the holders of the notes which we have summarized below and refer to as the "restrictive covenants." The restrictive covenants are applicable to the notes; provided, however, that the restrictive covenants will terminate pursuant to the termination provision of the indenture and will no longer be applicable to the notes on and after the date, which we refer to as the "termination date," on which there remains outstanding, in the aggregate, no more than $200 million in principal amount of our:

    - Medium-Term Notes, Series A and B due through 2001 ($165.6 million outstanding as of September 30, 2000),

    - 8.90% Debentures due 2006 ($145.1 million outstanding as of September 30,
      2000), and

    - long-term indebtedness (but excluding for this purpose any long-term indebtedness incurred pursuant to any revolving credit facility, letter of credit facility or other similar bank credit facility) issued subsequent to the notes and prior to the termination date containing covenants substantially similar to the restrictive covenants but not containing the termination provision described above.

We collectively refer to the debt described above as the "Resources Corp. Long-Term Indebtedness."

    Each issue of Resources Corp. Long-Term Indebtedness has covenants similar to the restrictive covenants summarized below. Various agreements governing some of our short-term indebtedness, including our revolving credit facility, contain provisions limiting our ability to encumber our property or the property of our subsidiaries and to effect sale and leaseback transactions that differ from the restrictive covenants. As of September 30, 2000, approximately $310.7 million aggregate principal amount of Resources Corp. Long-Term Indebtedness was outstanding. We currently expect the termination date to occur in the second quarter of 2001.

    LIMITATIONS ON LIENS. We will not, and we will not permit any restricted subsidiary (as defined below) to, pledge, mortgage or hypothecate, or permit to exist, except in our favor or in favor of any restricted subsidiary, any mortgage, pledge, lien or other encumbrance, which we collectively refer to as a "lien" or "liens," upon any principal property (as defined below) at any time owned by us or by a restricted subsidiary, to secure any indebtedness (as defined below), unless effective provision is made whereby outstanding notes will be secured equally and ratably therewith (or prior thereto), and with any other indebtedness similarly entitled to be equally and ratably secured. This restriction will not apply to or prevent the creation or existence of:

    - liens on any property held or used by us or a restricted subsidiary in connection with the exploration for, development of or production of, oil, gas, natural gas (including liquefied gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels, such properties to include, but not be limited to, our or a restricted subsidiary's interest in any mineral fee interests, oil, gas or other mineral leases, royalty, overriding royalty or net profits interests, production payments and other similar interests, wellhead production equipment, tanks, field gathering lines, leasehold or field separation and processing facilities, compression facilities and other similar personal property and fixtures,

    - liens on oil, gas, natural gas (including liquified gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels produced or recovered from any property, an interest in which is owned or leased by us or a restricted subsidiary,

    - liens (or certain extensions, renewals or refundings thereof) upon any property acquired, constructed or improved before or after the date of the indenture, created at the time of acquisition or within one year thereafter to secure all or a portion of the purchase price thereof or the cost of construction or improvement, or existing thereon at the date of acquisition, provided that every such mortgage, pledge, lien or encumbrance applies only to the property so acquired or constructed and fixed improvements thereon,

    - liens upon any property acquired by any corporation that is or becomes a restricted subsidiary after the date of the indenture, each of which we refer to as an "acquired entity," provided that every such mortgage, pledge, lien or encumbrance:

     - will either:

       - exist prior to the time the acquired entity becomes a restricted subsidiary, or

       - be created at the time the acquired entity becomes a restricted subsidiary or within one year thereafter to secure payment of the acquisition price thereof, and

     - will only apply to those properties owned by the acquired entity at the time it becomes a restricted subsidiary or thereafter acquired by it from sources other than us or any other restricted subsidiary,

    - pledges of current assets, in the ordinary course of business, to secure current liabilities,

    - deposits to secure public or statutory obligations,

    - liens upon any office, data processing or transportation equipment,

    - liens created or assumed in connection with the issuance of debt securities, the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code, for the purpose of financing the acquisition or construction of property to be used by us or a restricted subsidiary,

    - pledges or assignments of accounts receivable or conditional sales contracts or chattel mortgages and evidence of indebtedness secured thereby, received in connection with the sale of goods or merchandise to customers,

    - certain liens for taxes, judgments and attachments, or

    - other liens specified in the indenture.

    Notwithstanding the foregoing, we or a restricted subsidiary may issue, assume or guarantee indebtedness secured by a mortgage which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all of our other indebtedness or indebtedness of a restricted subsidiary secured by a mortgage which (if originally issued, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions (not including secured indebtedness permitted under the foregoing exceptions) and the value of all sale and leaseback transactions (as defined below) existing at such time (other than sale and leaseback transactions in which the property involved would have been permitted to be mortgaged under the third or fourth bullet points above), does not at the time such indebtedness is incurred exceed 5% of consolidated net tangible assets (as defined below), as shown on our most recent audited consolidated balance sheet preceding the date of determination.

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. We will not, and we will not permit any restricted subsidiary to, engage in a sale and leaseback transaction unless the net proceeds of such sale are at least equal to the fair value of such principal property (as determined by our board of directors) and either:

    - we or such restricted subsidiary would be entitled under the indenture to incur indebtedness secured by a lien on the principal property to be leased without equally and ratably securing the notes pursuant to the exceptions provided in the third and fourth bullet points of the second sentence of "--Limitation on Liens" above, or

    - we apply an amount not less than the fair value of such property:

     - to the retirement of certain of our long-term indebtedness or long-term indebtedness of a restricted subsidiary, or

     - to the purchase at not more than the fair value of principal property (other than that involved in such sale and leaseback transaction).

DEFINED TERMS

    "Consolidated net tangible assets" means the total amount of our assets, including the assets of our subsidiaries less, without duplication:

    - total current liabilities (excluding indebtedness due within 12 months),

    - all reserves for depreciation and other asset valuation reserves, but excluding reserves for deferred federal income taxes,

    - all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset, and

    - all appropriate adjustments on account of minority interests of other persons holding common stock of any of our subsidiaries, all as reflected in our most recent audited consolidated balance sheet preceding the date of such determination.

    "Indebtedness," as applied to us or any subsidiary, means bonds, debentures, notes and other instruments representing obligations created or assumed by us or any such subsidiary:

    - for money borrowed, other than unamortized debt discount or premium,

    - evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind,

    - as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, and

    - any amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation listed in the three immediately preceding bullet points.

All indebtedness secured by a lien upon property owned by us or any subsidiary and upon which indebtedness any such corporation customarily pays interest, although any such corporation has not assumed or become liable for the payment of such indebtedness, is also deemed to be indebtedness of any such corporation. All indebtedness for borrowed money incurred by other persons which is directly guaranteed as to payment of principal by us or any subsidiary will for all purposes of the indenture be deemed to be indebtedness of any such corporation, but no other contingent obligation of any such corporation in respect of indebtedness incurred by other persons shall for any purpose be deemed indebtedness of such corporation. Indebtedness of us or any subsidiary does not include:

    - amounts which are payable only out of all or a portion of the oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons, or geothermal or other natural resources produced, derived or extracted from properties owned or developed by such corporation,

    - any indebtedness incurred to finance oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons, or geothermal or other natural resources or synthetic fuel exploration or development, payable, with respect to principal and interest, solely out of the proceeds of oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons, or geothermal or other natural resources or synthetic fuel to be produced, sold and/or delivered by us or any subsidiary,

    - indirect guarantees or other contingent obligations in connection with the indebtedness of others, including agreements, contingent or otherwise, with such other persons or with third persons with respect to, or to permit or ensure the payment of, obligations of such other persons, including, without limitation, agreements to advance or supply funds to or to invest in such other persons, or agreements to pay for property, products or services of such other persons (whether or not conferred, delivered or rendered), and any demand charge, throughput, take-or-pay, keep-well, make-whole, cash deficiency, maintenance of working capital or earnings or similar agreements, and

    - any guarantees with respect to lease or other similar periodic payments to be made by other persons.

    "Principal property" means any natural gas distribution property, natural gas pipeline or gas processing plant located in the United States, except any such property that in the opinion of our board of directors is not of material importance to the total business conducted by us and our consolidated subsidiaries. "Principal property" shall not include any oil or gas property or the production or proceeds of production from an oil or gas producing property or the production or any proceeds of production of gas processing plants or oil or gas or petroleum products in any pipeline or storage field.

    "Restricted subsidiary" means any subsidiary which owns a principal property. "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries. "Voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

    "Sale and leaseback transaction" means any arrangement entered into by us or any restricted subsidiary with any person providing for the leasing to us or any restricted subsidiary of any principal property (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between us and a restricted subsidiary or between restricted subsidiaries), which principal property has been or is to be sold or transferred by us or such restricted subsidiary to such person.

PAYMENT AND PAYING AGENTS

    We will pay interest on the notes to the persons in whose names the notes are registered at the close of business on the regular record date for each interest payment. However, we will pay the interest payable on the notes at their stated maturity to the persons to whom we pay the principal amount of the notes. The initial payment of interest on the notes will be payable on January 15, 2001. (Section 307)

    We will pay principal, premium, if any, and interest on the notes at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest by:

    - check mailed to the address of the person entitled to the payment as it appears in the security register, or

    - by wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

We have designated the trustee as the sole paying agent for the notes. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the notes at all times. (Sections 307 and 1002)

    Any money deposited with the trustee or any paying agent for the payment of principal, premium, if any, and interest on the notes that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The trustee and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Under the indenture, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety, to any person, referred to as a "successor person," and may not permit any person to consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, us, unless:

    - the successor person, if any, is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction,

    - the successor person assumes our obligations with respect to the notes and the indenture,

    - immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing, and

    - we have delivered to the trustee the certificates and opinions required under the indenture. (Section 801)

EVENTS OF DEFAULT

    Each of the following will be an event of default under the indenture with respect to the notes:

    - our failure to pay the principal of or premium, if any, on the notes when due,

    - our failure to pay any interest on the notes for 30 days,

    - our failure to perform, or our breach in any material respect of, any other covenant or warranty in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of our debt securities issued under the indenture, for 90 days after either the trustee or holders of at least 25% in principal amount of the outstanding notes have given us written notice of the breach in the manner required by the indenture, and

    - specified events involving bankruptcy, insolvency or reorganization,

provided, however, that no event described in the third or fourth bullet points above will be an event of default until an officer of the trustee, assigned to and working in the trustee's corporate trust department, has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office, and the notice refers to the notes generally, us or the indenture. (Section 501)

    If an event of default for the notes occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of the notes due and immediately payable. In order to declare the principal amount of the notes due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the notes.

    This right does not apply if:

    - an event of default described in the fourth bullet point above occurs, or

    - an event of default in the third bullet point above that applies to all outstanding debt securities issued under the indenture occurs.

If any of these events of default occur and is continuing, either the trustee or holders of at least 25% in principal amount of all of the debt securities then outstanding under the indenture, treated as one class, may declare the principal amount of all of the debt securities then outstanding to be due and payable immediately. In order to declare the principal amount of all of the debt securities then outstanding due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of all of the debt securities, including the notes, then outstanding under the indenture.

    After any declaration of acceleration of the notes, but before a judgment or decree for payment, the holders of a majority in principal amount of the notes may, under certain circumstances, rescind and annul the declaration of acceleration if all events of default, other than the non-payment of principal, have been cured or waived as provided in the indenture. (Section 502) For information as to waiver of defaults, please refer to "--Modification and Waiver" below.

    If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless the holders offer reasonable indemnity to the trustee. (Section 603) The holders of a majority in principal amount of the outstanding notes will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that:

    - the direction is not in conflict with any law or the indenture,

    - the trustee may take any other action it deems proper which is not inconsistent with the direction, and

    - the trustee will generally have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

    A holder of the notes may only pursue a remedy under the indenture if:

    - the holder has previously given the trustee written notice of a continuing event of default for the notes,

    - holders of at least 25% in principal amount of the outstanding notes have made a written request to the trustee to pursue that remedy,

    - the holder has offered reasonable indemnity to the trustee,

    - the trustee fails to pursue that remedy within 60 days after receipt of the request, and

    - during that 60-day period, the holders of a majority in principal amount of the notes do not give the trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of the notes demanding payment of the principal, premium, if any, or interest on a note on or after the date the payment is due. (Section 508)

    We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indenture and specifying all of our known defaults, if any. (Section 1004)

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
MODIFICATION AND WAIVER

    We may enter into one or more supplemental indentures with the trustee without the consent of the holders of the notes in order to:

    - evidence the succession of a successor person to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor,

    - add to our covenants for the benefit of the holders or to surrender any of our rights or powers,

    - add events of default for any series of debt securities issued under the indenture,

    - add or change any provisions of the indenture to the extent necessary to issue notes in bearer form,

    - add to, change or eliminate any provision of the indenture applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holders of debt securities of any series, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding,

    - convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the indenture,

    - establish the form or terms of any series of debt securities,

    - provide for uncertificated securities in addition to certificated securities,

    - evidence and provide for successor trustees or to add or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities,

    - correct any ambiguity, defect or inconsistency under the indenture, provided that such action does not adversely affect the interests of the holders of debt securities of any series,

    - supplement any provisions of the indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities,

    - comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded, or

    - add, change or eliminate any provisions of the indenture in accordance with any amendments to the Trust Indenture Act, provided that the action does not adversely affect the rights or interests of any holder of debt securities. (Section 901)

    We may enter into one or more supplemental indentures with the trustee in order to add to, change or eliminate provisions of the indenture or to modify the rights of the holders of one or more series of debt securities, including the notes, if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

    - changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the indenture,

    - reduces the principal amount of, or any premium or interest on, any debt security,

    - reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,

    - changes the place or currency of payment of principal, premium, if any, or interest,

    - impairs the right to institute suit for the enforcement of any payment on any debt security,

    - reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture,

    - reduces the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults,

    - makes certain modifications to such provisions with respect to modification and waiver,

    - makes any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, or

    - changes the terms and conditions pursuant to which any series of debt securities that is secured in a manner adverse to the holders of the debt securities. (Section 902)

    Holders of a majority in principal amount of the outstanding notes may waive past defaults or compliance with restrictive provisions of the indenture. However, the consent of holders of each outstanding note is required to:

    - waive any default in the payment of principal, premium, if any, or interest, or

    - waive any covenants and provisions of the indenture that may not be amended without the consent of the holder of each outstanding note. (Sections 513 and 1006)

    In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the indenture as of a specified date:

    - the principal amount of an "original issue discount security" that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of the maturity to such date,

    - if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable (for example, because it is based on an index) the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security,

    - the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the $US equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

    - debt securities owned by us or any other obligor upon the debt securities or any of their affiliates will be disregarded and deemed not to be outstanding.

An "original issue discount security" means a debt security issued under the indenture which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1402, will not be deemed to be outstanding. (Section 101)

    We will generally be entitled to set any day as a record date for determining the holders of outstanding notes entitled to give or take any direction, notice, consent, waiver or other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders of outstanding notes. If a record date is set for any action to be taken by holders, the action may be taken only by persons who are holders of outstanding notes on the record date. To be effective, the action must be taken by holders of the requisite principal amount of notes within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it set the record date. This period may be shortened or lengthened by not more than 180 days.
(Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

    DEFEASANCE AND DISCHARGE. We will be discharged from all of our obligations with respect to the notes, except for certain obligations to exchange or register the transfer of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of the notes of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the notes on the stated maturity of the notes in accordance with the terms of the indenture and the notes. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1402 and 1404)

    DEFEASANCE OF CERTAIN COVENANTS. In certain circumstances, we may omit to comply with specified restrictive covenants, including those described under "--Restrictive Covenants" and "--Consolidation, Merger and Sale of Assets" and, that in those circumstances the occurrence of certain events of default, which are described in the third bullet point under "--Events of Default" above, with respect to such restrictive covenants, will be deemed not to be or result in an event of default, in each case with respect to the notes. We, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of the notes, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the notes on the stated maturity of the notes in accordance with the terms of the indenture and the notes. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercise this option with respect to any notes and the notes were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on the notes at the time of their respective stated maturities, but might not be sufficient to pay amounts due on such notes upon any acceleration resulting from the event of default. In such case, we would remain liable for those payments. (Sections 1403 and 1404)

FORM, EXCHANGE AND TRANSFER OF THE DEBT SECURITIES

    We will issue the notes in registered form, without coupons. We will only issue notes in denominations of integral multiples of $1,000.

    Holders may present notes for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the notes if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of notes. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. The trustee will serve as the security registrar. (Section 305) At any time we may:

    - designate additional transfer agents,

    - rescind the designation of any transfer agent, or

    - approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the notes at all times. (Sections 305 and 1002)

    In the event we elect to redeem the notes, neither we nor the trustee will be required to register the transfer or exchange of notes:

    - during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the notes and ending at the close of business on the day the notice is mailed, or

    - if we have selected the notes for redemption, in whole or in part, except for the unredeemed portion of the notes. (Section 305)

NOTICES

    Holders of the notes will receive notices by mail at their addresses as they appear in the security register. (Sections 101 and 106)

TITLE

    We may treat the person in whose name a note is registered on the applicable record date as the owner of the note for all purposes, whether or not it is overdue. (Section 309)

GOVERNING LAW

    New York law will govern the indenture and the notes. (Section 112)

REGARDING THE TRUSTEE

    The trustee serves as trustee for:

    - our 6 1/2% Debentures due February 1, 2008 aggregating $300 million as of September 30, 2000,

    - our 6 3/8% Term Enhanced ReMarketable Securities aggregating $500 million as of September 30, 2000, and

    - the old notes.

In addition, the trustee serves as trustee or fiscal agent for debt securities of our affiliates aggregating $3.3 billion as of September 30, 2000. We and our affiliates also maintain depository and other banking relationships with the trustee. Mr. R. Steve Letbetter, our Chairman, President and Chief Executive Officer, is a member of the Chase Texas Regional Advisory Board.

    Affiliates of the trustee are parties to credit agreements under which we and our affiliates have bank lines of credit. We and our affiliates maintain depository and other banking, investment banking, investment management and trust relationships with affiliates of the trustee.

                              REGISTRATION RIGHTS

    In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. This agreement provides that we will use our reasonable best efforts to:

    - file with the SEC a registration statement relating to an exchange offer of the new notes for the old notes under the Securities Act,

    - cause the exchange offer to be consummated within 210 days following the issue date of the old notes,

    - keep the exchange offer open for at least 20 business days after the date on which notice of the exchange offer is mailed to the registered holders of the old notes, or longer if required by applicable law, and

    - accept for exchange all old notes duly tendered and not validly withdrawn in the exchange offer.

    As promptly as practicable after the exchange offer registration statement becomes effective, we will offer the holders of old notes who are not prohibited by any law or policy of the SEC from participating in the exchange offer the opportunity to exchange their old notes for new notes registered under the Securities Act that are substantially identical to the old notes, except that the new notes will not contain terms with respect to transfer restrictions, registration rights and additional interest.

    Under the following circumstances, we will use our reasonable best efforts to file and to cause to become effective under the Securities Act a shelf registration statement to cover resales of the old notes by those holders who provide required information in connection with that shelf registration statement:

    - if any change in law or applicable interpretations by the staff of the SEC does not permit us to effect the exchange offer as contemplated by the registration rights agreement,

    - if the exchange offer is not consummated within 210 days after the issue date of the old notes,

    - if any initial purchaser of old notes notifies us within 20 business days following consummation of the exchange offer that:

       - it is not permitted by any applicable law or interpretations to participate in the exchange offer,

       - it may not resell the new notes with this prospectus, or

       - it is a broker dealer and owns old notes acquired directly from us or one of our affiliates.

If applicable, we will use our reasonable best efforts to keep such shelf registration statement effective for a period of up to two years after the issue date of the old notes. We will have the ability to suspend the availability of the shelf registration statement in limited circumstances.

    If any registration default with respect the old notes occurs, we will become obligated to pay additional interest on the old notes at the rate of 0.25% per year. This rate will increase by an additional 0.25% per year if we have not cured the registration default within 90 days. The additional interest rate will continue until we have cured all registration defaults. In no event will the rate of additional interest exceed 1.0% per year.

    A registration default with respect to the old notes will occur if, among other things:

    - we have not consummated the exchange offer on or prior to 210 days after the issue date of the old notes, or

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
    - after the exchange offer registration statement or a shelf registration statement is filed and declared effective, we withdraw the registration statement or it becomes subject to an effective stop order suspending the effectiveness of the registration statement and it is not succeeded within 30 days by an amendment thereto or a new registration statement.

    If you desire to tender your old notes, you will be required to make to us the representations described under "The Exchange Offer--Procedures for Tendering--Your Representations to Us" to participate in the exchange offer. In addition, we may require you to deliver information that we will use in connection with the shelf registration statement to have your old notes included in the shelf registration statement and benefit from the provisions regarding additional interest described in the preceding paragraphs. If you sell old notes under the shelf registration statement, you generally will:

    - be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers,

    - be subject to applicable civil liability provisions under the Securities Act in connection with those sales, and

    - be bound by the provisions of the registration rights agreement applicable to you.

    This description of the registration rights agreement is a summary only. For more information, you may read the provisions of the agreement, which we have filed with the SEC. See "Where You Can Find More Information."

                         BOOK ENTRY; DELIVERY AND FORM

    We will issue the new notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee. The global notes will be deposited on behalf of the acquirors of the new notes for credit to the respective accounts of the acquirors or to such other accounts as they may direct at DTC. Please read "The Exchange Offer--Book-Entry Transfer."

GLOBAL NOTES

    DTC has advised us as follows:

    - DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934,

    - DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates,

    - Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations,

    - DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.,

    - access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, and

    - the rules applicable to DTC and its participants are on file with the SEC.

    We have provided the following descriptions of the operations and procedures of DTC solely for your convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither we nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

    We expect that under procedures established by DTC:

    - upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the exchange agent with portions of the principal amounts of the global notes,

    - ownership of the new notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants,

    The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the new notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in new notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

    So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the new notes represented by that global note for all purposes under the indenture and under the new notes. Except as provided below, owners of beneficial interests in a global note:

    - will not be entitled to have new notes represented by that global note registered in their names,

    - will not receive or be entitled to receive physical delivery of certificated notes, and

    - will not be considered the owners or holders thereof under the indenture or under the new notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of new notes under the indenture or the global note.

    Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the new notes.

    Payments on the new notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the new notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

    Transfers between participants in DTC are expected to be effected in accordance with DTC rules and settled in immediately available funds.

CERTIFICATED NOTES

    We will issue certificated notes to each person that DTC identifies as the beneficial owner of the new notes represented by the global notes upon surrender by DTC of the global notes if either:

    - we notify the trustee in writing that:

       - DTC is no longer willing or able to act as a depositary for the global notes, or

       - DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, and in each case, we have not appointed a successor depositary within 90 days

    - we determine not to have the new notes represented by a global note, or

    - an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes.

    Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related new notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued.

                        FEDERAL INCOME TAX CONSEQUENCES

    We have based the following discussion on the current provisions of the Internal Revenue Code of 1986, applicable Treasury regulations, judicial authority and administrative rulings and practice. We can give you no assurance that the Internal Revenue Service will not take a contrary view, and we have not obtained an opinion of counsel and have not sought and will not seek a ruling from the IRS. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions described in this section. These changes or interpretations may be retroactive and could affect the tax consequences to you. If you are an insurance company, tax-exempt organization, financial institution, broker-dealer, foreign corporation or person who is not a citizen or resident of the United States, you may be subject to special rules we have not discussed. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING YOUR OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

    We believe that the exchange of old notes for new notes in the exchange offer will not be treated as an exchange for federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes. Rather, the new notes you receive should be treated as a continuation of the old notes in your hands. As a result, there should be no federal income tax consequences to your exchanging old notes for new notes in the exchange offer.

                              PLAN OF DISTRIBUTION

    Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for old notes if:

    - you acquire new notes in the ordinary course of your business, and

    - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

    We believe that you may not transfer new notes issued in the exchange offer in exchange for old notes if you are:

    - our affiliate within the meaning of Rule 405 under the Securities Act,

    - a broker-dealer that acquired old notes directly from us, or

    - a broker-dealer that acquired old notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act.

    The information described above concerning interpretations of and positions taken by the SEC staff is not intended to constitute legal advice, and broker-dealers should consult their own legal advisors with respect to these matters.

    If you wish to exchange your old notes for new notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer--Procedures for Tendering--Your Representations to Us" of this prospectus and in the letter of transmittal. In addition, if a broker-dealer receives new notes for its own account in exchange for old notes that were acquired by it as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such new notes. A broker-dealer may use this prospectus, as we may amend or supplement it, in connection with these resales. We have agreed that, for a period of 180 days after the closing date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

    - in the over-the-counter market,

    - in negotiated transactions,

    - through the writing of options on the new notes, or

    - a combination of such methods of resale.

    The prices at which these sales occur may be:

    - at market prices prevailing at the time of resale,

    - at prices related to such prevailing market prices, or

    - at negotiated prices.

    Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an underwriter within the meaning of the Securities Act. Any profit on any resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

    For 180 days after the closing of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests them in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of counsel for the holders of the old notes, other than commissions or concessions of any broker-dealer. The initial purchasers of the old notes will reimburse us for certain of these expenses. We also have agreed to indemnify the holders of the old notes, including any broker-dealer, against certain liabilities, including liabilities under the Securities Act.

                     TRANSFER RESTRICTIONS ON THE OLD NOTES

    The old notes were not registered under the Securities Act. Accordingly, we offered and sold the old notes only in private sales exempt from or not subject to the registration requirements of the Securities Act:

    - to qualified institutional buyers under Rule 144A under the Securities
      Act,

    - to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act, or

    - to a limited number of institutional accredited investors.

    You may not offer or sell those old notes in the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from or not subject to the Securities Act registration requirements.

                                 LEGAL MATTERS

    The validity of the new notes will be passed upon for us by Baker Botts L.L.P., Houston, Texas.

                                    EXPERTS

    Our consolidated financial statements as of December 31, 1999 and 1998, and for the years ended December 31, 1999 and 1998, the five months ended
December 31, 1997 and the seven months ended July 31, 1997, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                RELIANT ENERGY RESOURCES CORP. AND SUBSIDIARIES

          (A WHOLLY OWNED SUBSIDIARY OF RELIANT ENERGY, INCORPORATED)

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed consolidated financial statements of Reliant Energy Resources Corp. and its subsidiaries for the year ended December 31, 1999 and as of and for the six months ended June 30, 2000 have been prepared based upon our historical financial statements. The pro forma financial statements have been prepared to describe the effects of the proposed transfer of a portion of our unregulated businesses to subsidiaries of Reliant Energy.

    On July 27, 2000, Reliant Energy announced its intention to form a company to own and operate a substantial portion of its unregulated operations and to offer approximately 20% of the common stock of this company in an initial public offering, or "Offering." Reliant Energy expects the Offering to be followed by a distribution to Reliant Energy's or its successor's shareholders of the remaining common stock of this company within twelve months after the Offering.

    Pursuant to this plan, our stock in Reliant Energy Services, Inc. and its subsidiaries, Reliant Energy Services International, Inc. and its subsidiary, Arkla Finance Corporation and Reliant Energy Trading & Marketing, Inc. and its subsidiary (collectively, Unregulated Resources) will be transferred to subsidiaries of Reliant Energy.

    The unaudited pro forma condensed consolidated financial statements do not purport to present our actual results of operations as if the transactions described above had occurred on January 1, 1999 for the unaudited pro forma condensed statement of operations or June 30, 2000 for the unaudited pro forma condensed balance sheets nor are they necessarily indicative of our financial position or results of operations that may be achieved in the future.

    The unaudited condensed pro forma financial statements should be read in conjunction with the audited consolidated financial statements and related notes and the interim consolidated financial statements and related notes incorporated by reference herein.

                RELIANT ENERGY RESOURCES CORP. AND SUBSIDIARIES

          (A WHOLLY OWNED SUBSIDIARY OF RELIANT ENERGY, INCORPORATED)

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 2000

                             (THOUSANDS OF DOLLARS)

                                                                   DISTRIBUTION OF
                                                      HISTORICAL     UNREGULATED                   PRO FORMA
                                                       BALANCE        RESOURCES      ADJUSTMENTS    BALANCE
                                                      ----------   ---------------   -----------   ----------
Cash and cash equivalents...........................  $   67,016    $    (30,848)                  $   36,168
Accounts and notes receivable.......................   1,646,098      (1,136,376)                     509,722
Accounts and notes receivable--affiliated
  companies, net....................................                                  $130,192(a)     130,192
Price risk management assets........................   1,727,420      (1,727,420)                          --
Prepayments and other current assets................     142,055         (19,949)                     122,106
                                                      ----------    ------------      --------     ----------
  Total current assets..............................   3,582,589      (2,914,593)      130,192        798,188
                                                      ----------    ------------      --------     ----------
Property, Plant and Equipment--net..................   2,991,185         (13,038)                   2,978,147
                                                      ----------    ------------      --------     ----------
Goodwill and intangible assets, net.................   1,973,505        (109,791)                   1,863,714
Price risk management assets........................     551,558        (551,558)                          --
Notes receivable--affiliated companies, net.........                     240,077                      240,077
Other assets........................................     397,338        (292,818)                     104,520
                                                      ----------    ------------      --------     ----------
  Total other assets................................   2,922,401        (714,090)                   2,208,311
                                                      ----------    ------------      --------     ----------
    Total Assets....................................  $9,496,175    $ (3,641,721)     $130,192     $5,984,646
                                                      ==========    ============      ========     ==========
Current portion of long-term debt...................  $  339,863    $         --                   $  339,863
Short-term borrowings...............................     566,679              --                      566,679
Accounts payable....................................   1,213,818        (892,402)                     321,416
Accounts and notes payable--affiliated companies,
  net...............................................     173,078        (303,270)     $130,192(a)          --
Price risk management liabilities...................   1,690,825      (1,690,825)                          --
Other...............................................     260,169         (90,734)                     169,435
                                                      ----------    ------------      --------     ----------
  Total current liabilities.........................   4,244,432      (2,977,231)      130,192      1,397,393
                                                      ----------    ------------      --------     ----------
Accumulated deferred income taxes...................     562,937           8,574                      571,511
Price risk management liabilities...................     526,017        (526,017)                          --
Other...............................................     343,445         (45,074)                     298,371
                                                      ----------    ------------      --------     ----------
  Total other liabilities...........................   1,432,399        (562,517)                     869,882
                                                      ----------    ------------      --------     ----------
Long-term debt......................................   1,099,542              --                    1,099,542
                                                      ----------    ------------      --------     ----------
Resources Obligated Mandatorily Redeemable
  Convertible Preferred Securities of Subsidiary
  Trust Holding Solely Junior Subordinated
  Debentures of Resources...........................         640              --                          640
                                                      ----------    ------------      --------     ----------
Common stock........................................           1              --                            1
Paid-in capital.....................................   2,463,831              --                    2,463,831
Retained earnings...................................     256,511        (103,154)                     153,357
Accumulated other comprehensive loss................      (1,181)          1,181                           --
                                                      ----------    ------------      --------     ----------
  Total stockholder's equity........................   2,719,162        (101,973)                   2,617,189
                                                      ----------    ------------      --------     ----------
    Total Liabilities and Stockholder's Equity......  $9,496,175    $ (3,641,721)     $130,192     $5,984,646
                                                      ==========    ============      ========     ==========

  See note to unaudited pro forma condensed consolidated financial statements

                RELIANT ENERGY RESOURCES CORP. AND SUBSIDIARIES

          (A WHOLLY OWNED SUBSIDIARY OF RELIANT ENERGY, INCORPORATED)

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

                             (THOUSANDS OF DOLLARS)

                                                            DISTRIBUTION OF
                                               HISTORICAL     UNREGULATED                   PRO FORMA
                                                BALANCE        RESOURCES      ADJUSTMENTS    BALANCE
                                               ----------   ---------------   -----------   ----------
Revenues.....................................  $7,109,064     $(5,351,745)      $296,174(a) $2,053,493
                                               ----------     -----------       --------    ----------
Expenses:
  Natural gas and purchased power............   6,443,483      (5,299,749)       296,174(a)  1,439,908
  Operation and maintenance..................     244,789             (57)                     244,732
  General, administrative and development....      97,015         (50,415)                      46,600
  Depreciation and amortization..............     105,486          (3,022)                     102,464
  Taxes other than income taxes..............      55,656            (195)                      55,461
                                               ----------     -----------       --------    ----------
    Total....................................   6,946,429      (5,353,438)       296,174     1,889,165
                                               ----------     -----------       --------    ----------
Operating Income.............................     162,635           1,693                      164,328
                                               ----------     -----------       --------    ----------
Other Income (Expense):
  Interest expense...........................     (63,353)          1,257                      (62,096)
  Interest income............................       3,296          (2,036)                       1,260
  Interest expense--affiliates, net..........       2,196           9,336                       11,532
  Gain (loss) from investments...............     (22,168)         22,185                           17
  Distribution on trust preferred
    securities...............................         (15)                                         (15)
  Other, net.................................       5,744             (17)                       5,727
                                               ----------     -----------       --------    ----------
    Total....................................     (74,300)         30,725                      (43,575)
                                               ----------     -----------       --------    ----------
Income Before Income Taxes...................      88,335          32,418                      120,753
Income Tax Expense...........................      46,696           7,428                       54,124
                                               ----------     -----------       --------    ----------
Income from Continuing Operations............  $   41,639     $    24,990                   $   66,629
                                               ==========     ===========       ========    ==========

  See note to unaudited pro forma condensed consolidated financial statements

                RELIANT ENERGY RESOURCES CORP. AND SUBSIDIARIES

          (A WHOLLY OWNED SUBSIDIARY OF RELIANT ENERGY, INCORPORATED)

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                             (THOUSANDS OF DOLLARS)

                                                            DISTRIBUTION OF
                                                              UNREGULATED                   PRO FORMA
                                              HISTORICAL       RESOURCES      ADJUSTMENTS    BALANCE
                                              -----------   ---------------   -----------   ----------
Revenues....................................  $10,543,545     $(7,728,814)      $381,099(a) $3,195,830
Expenses:
  Natural gas and purchased power...........    9,307,445      (7,641,464)       380,109(a)  2,046,090
  Operation and maintenance.................      373,387                            990(a)    374,377
  General, administrative and development...      263,162         (60,037)                     203,125
  Depreciation and amortization.............      198,676          (5,022)                     193,654
  Taxes other than income taxes.............      103,192            (832)                     102,360
                                              -----------     -----------       --------    ----------
    Total...................................   10,245,862      (7,707,355)       381,099     2,919,606
                                              -----------     -----------       --------    ----------
Operating Income............................      297,683         (21,459)                     276,224
                                              -----------     -----------       --------    ----------
Other Income (Expense):
  Interest expense..........................     (119,269)          1,955                     (117,314)
  Interest income...........................        2,768          (1,118)                       1,650
  Interest income (expense)--affiliates,
    net.....................................        5,878             967                        6,845
  Distribution on trust preferred
    securities..............................         (357)                                        (357)
  Other, net................................        2,269             114                        2,383
                                              -----------     -----------       --------    ----------
    Total...................................     (108,711)          1,918                     (106,793)
                                              -----------     -----------       --------    ----------
Income before Income Taxes..................      188,972         (19,541)                     169,431
Income Tax Expense..........................       88,771          (8,948)                      79,823
                                              -----------     -----------       --------    ----------
Income from Continuing Operations...........  $   100,201     $   (10,593)                  $   89,608
                                              ===========     ===========       ========    ==========

  See note to unaudited pro forma condensed consolidated financial statements

                RELIANT ENERGY RESOURCES CORP. AND SUBSIDIARIES
                          NOTE TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a) Represents previously eliminated intercompany balances that are now outstanding due to the transfer of Unregulated Resources to subsidiaries of Reliant Energy.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $325,000,000

                         RELIANT ENERGY RESOURCES CORP.

                               OFFER TO EXCHANGE
                        8.125% NOTES DUE 2005, SERIES B
                              FOR ALL OUTSTANDING
                        8.125% NOTES DUE 2005, SERIES A

                               ------------------

                                   PROSPECTUS
                                         , 2000
                               ------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of Delaware (the "DGCL") gives corporations the power to indemnify officers and directors under certain circumstances.

    Article V of the By-Laws of Reliant Energy Resources Corp. (the "Company") provides for indemnification of officers and directors to the extent permitted by the DGCL. The Company also has policies insuring its officers and directors against certain liabilities for action taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    Article Ninth of the Company's Certificate of Incorporation adopted the provision of Delaware law limiting or eliminating the potential monetary liability of directors to the Company or its stockholders for breaches of a director's fiduciary duty of care. However, the provision does not limit or eliminate the liability of a director for disloyalty to the Company or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under section 174 of the DGCL.

    Article Ninth of the Company's Certificate of Incorporation also provides that if the DGCL is subsequently amended to authorize further limitation or elimination of the liability of directors, such subsequent limitation or elimination of director's liability will be automatically implemented without further stockholder action. Furthermore, repeal or modification of the terms of Article Ninth will not adversely affect any right or protection of a director existing at the time of such repeal or modification.

    See "Item 22. Undertakings" for a description of the SEC's position regarding the indemnification of directors and officers for liabilities arising under the Securities Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS

    The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are indicated below.

                               INDEX TO EXHIBITS

                                                                               REPORT OR       SEC FILE OR
           EXHIBIT                                                           REGISTRATION      REGISTRATION    EXHIBIT
           NUMBER                       DOCUMENT DESCRIPTION                   STATEMENT        STATEMENT     REFERENCE
    ---------------------   ---------------------------------------------  -----------------   ------------   ---------
            **4.1           --Indenture dated as of February 1, 1998       The Company's         1-13265         4.1
                              between                                      Form 8-K dated
                              the Company and The Chase Manhattan Bank     February 5, 1998
                              (formerly Chase Bank of Texas, National
                              Association), as trustee

             *4.2           --Supplemental Indenture No. 3, dated as of
                              July 6, 2000, between the Company and The
                              Chase Manhattan Bank (formerly Chase Bank
                              of Texas, National Association)

                                                                               REPORT OR       SEC FILE OR
           EXHIBIT                                                           REGISTRATION      REGISTRATION    EXHIBIT
           NUMBER                       DOCUMENT DESCRIPTION                   STATEMENT        STATEMENT     REFERENCE
    ---------------------   ---------------------------------------------  -----------------   ------------   ---------
             *4.3           --Registration Rights Agreement dated
                              July 6,
                              2000 by and between the Company and Bank of
                              America Securities LLC, Credit Suisse First
                              Boston Corporation and Deutsche Bank
                              Securities Inc. relating to $325 million
                              principal
                              amount of the Company's 8.125% Notes due
                              2005, Series A

             *4.4           --Form of the Company's 8.125% Note due 2005,
                              Series B (included in Exhibit A to Exhibit
                              4.2)

             *5.1           --Opinion of Baker Botts L.L.P.

           **12.1           --Statement Regarding Computation of Ratios    The Company's         1-13265          12
                              for                                          Form 10-Q for the
                              the six month period ended June 30, 1999     quarterly period
                                                                           ended June 30,
                                                                           1999

           **12.2           --Statement Regarding Computation of Ratios    The Company's         1-13265          12
                              for                                          Form 10-Q for the
                              the six month period ended June 30, 2000     quarterly period
                                                                           ended June 30,
                                                                           2000

           **12.3           --Statement Regarding Computation of Ratios    The Company's         1-13265          12
                              for                                          Form 10-K for the
                              the twelve month periods ended               year ended
                              December 31,                                 December 31,
                              1999, 1998, 1997, 1996 and 1995              1999

            *23.1           --Consent of Deloitte & Touche LLP

            *23.2           --Consent of Baker Botts L.L.P. (contained in
                              Exhibit 5.1)

            *24.1           --Power of Attorney (included on the
                              signature
                              page of the Registration Statement)

            *25.1           --Statement of Eligibility and Qualification
                              under
                              the Trust Indenture Act of 1939, as
                              amended, of
                              The Chase Manhattan Bank (formerly Chase
                              Bank of Texas, National Association), as
                              trustee under the Indenture, on Form T-1

            *99.1           --Form of Letter of Transmittal

            *99.2           --Form of Notice of Guaranteed Delivery

            *99.3           --Form of Letter to Depository Trust Company
                              Participants

            *99.4           --Form of Letter to Clients

------------------------

*   Filed herewith.

**  Incorporated herein by reference as indicated.

    (B) FINANCIAL STATEMENT SCHEDULES

       Not applicable.

ITEM 22.  UNDERTAKINGS.

    (a)  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on November 1, 2000.

                                                               RELIANT ENERGY RESOURCES CORP.
                                                                        (REGISTRANT)

                                                       By:  /s/ R. STEVE LETBETTER
                                                            -----------------------------------------
                                                            R. Steve Letbetter
                                                            CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                            OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Steve Letbetter, Stephen W. Naeve and Hugh Rice Kelly, and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
               /s/ R. STEVE LETBETTER                  Chairman, President and
     -------------------------------------------         Chief Executive Officer
                 R. Steve Letbetter                      (Principal Executive        November 1, 2000
                                                         Officer and Principal
                                                         Financial Officer)
              /s/ MARY P. RICCIARDELLO                 Senior Vice President
     -------------------------------------------         (Principal Accounting       November 1, 2000
                Mary P. Ricciardello                     Officer)
                /s/ STEPHEN W. NAEVE                   Sole Director
     -------------------------------------------                                     November 1, 2000
                  Stephen W. Naeve

                               INDEX TO EXHIBITS

                                                                           REPORT OR       SEC FILE OR
       EXHIBIT                                                           REGISTRATION      REGISTRATION    EXHIBIT
       NUMBER                       DOCUMENT DESCRIPTION                   STATEMENT          NUMBER      REFERENCE
---------------------   ---------------------------------------------  -----------------   ------------   ---------
    **4.1               --Indenture dated as of February 1, 1998       The Company's        1-13265        4.1
                          between the Company and The Chase Manhattan  Form 8-K dated
                          Bank (formerly Chase Bank of Texas,          February 5, 1998
                          National Association), as trustee

     *4.2               --Supplemental Indenture No. 3, dated as of
                          July 6, 2000, between the Company and The
                          Chase Manhatten Bank (formerly Chase Bank
                          of Texas, National Association)

     *4.3               --Registration Rights Agreement dated
                          July 6, 2000 by and between the Company
                          and Bank of America Securities LLC, Credit
                          Suisse First Boston Corporation and
                          Deutsche Bank Securities Inc. relating to
                          $325 million principal amount of the
                          Company's 8.125% Notes due 2005, Series A

     *4.4               --Form of the Company's 8.125% Note due 2005,
                          Series B (included in Exhibit A to Exhibit
                          4.2)

     *5.1               --Opinion of Baker Botts L.L.P.

   **12.1               --Statement Regarding Computation of Ratios    The Company's        1-13265         12
                          for the six month period ended June 30,      Form 10-Q for the
                          1999                                         quarterly period
                                                                       ended June 30,
                                                                       1999

   **12.2               --Statement Regarding Computation of Ratios    The Company's        1-13265         12
                          for the six month period ended June 30,      Form 10-Q for the
                          2000                                         quarterly period
                                                                       ended June 30,
                                                                       2000

   **12.3               --Statement Regarding Computation of Ratios    The Company's        1-13265         12
                          for                                          Form 10-K for the
                           the twelve month periods ended              year ended
                          December 31,                                 December 31,
                           1999, 1998, 1997, 1996 and 1995             1999

    *23.1               --Consent of Deloitte & Touche LLP

    *23.2               --Consent of Baker Botts L.L.P. (contained in
                          Exhibit 5.1)

    *24.1               --Power of Attorney (included on the
                          signature page of the Registration
                          Statement)

    *25.1               --Statement of Eligibility and Qualification
                          under the Trust Indenture Act of 1939, as
                          amended, of The Chase Manhattan Bank
                          (formerly Chase Bank of Texas, National
                          Association), as trustee under the
                          Indenture, on Form T-1

                                                                           REPORT OR       SEC FILE OR
       EXHIBIT                                                           REGISTRATION      REGISTRATION    EXHIBIT
       NUMBER                       DOCUMENT DESCRIPTION                   STATEMENT          NUMBER      REFERENCE
---------------------   ---------------------------------------------  -----------------   ------------   ---------
    *99.1               --Form of Letter of Transmittal

    *99.2               --Form of Notice of Guaranteed Delivery

    *99.3               --Form of Letter to Depository Trust Company
                          Participants

    *99.4               --Form of Letter to Clients

------------------------

*   Filed herewith.

**  Incorporated herein by reference as indicated.